January 30, 2007
Dov Elefant
1107 Cambridge Road
Teaneck, NJ 07666
Re: Separation from EpiCept Corporation
Dear Dov:
This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding your separation from EpiCept Corporation (the “Company”). This Agreement shall be effective as of the date that it is signed by you (the “Effective Date”). As part of this Agreement, the Company will support your transition to another career opportunity by providing you the separation package outlined below.
1. Separation Date. Your last day of employment with the Company shall occur on a date at the Company’s option (the “Separation Date”) during a period commencing February 20, 2007 and ending March 30, 2007 (the “Separation Period”).
2. Severance Payment. Although the Company has no policy or procedure for providing severance benefits, in exchange for the promises and covenants set forth herein, and in consideration thereof, the Company agrees to make severance payments to you in the form of continuation of your base salary in effect on the Separation Date until the earlier of (i) July 31, 2007, or (ii) four (4) months from the date in which you voluntarily terminate your employment during the Separation Period (“Severance Period”). These payments will be made on the Company’s ordinary payroll dates, and will be subject to standard payroll deductions and withholdings.
3. Completion bonus. The Company agrees to pay you a Completion Bonus, consisting of an Initial Bonus of $15,000 should you stay with the Company until the commencement of the Separation Period, and a Final Bonus of $10,000 if you stay with the Company until the end of the Separation Period. If you leave prior to the commencement of the Separation Period, the Company shall have no obligation to pay you any Completion Bonus. In the event the Company terminates your employment prior to the end of the Separation Period, you shall be entitled to receive both the Initial Bonus and the Final Bonus. You shall receive your Completion Bonus at the first scheduled pay period after the respective payment has been earned.

4. Exercise of Vested Stock Options. Your employee stock options shall continue to vest in accordance with their terms until the Separation Date. Notwithstanding the terms of your employee stock options, the Company agrees that you shall have the right to exercise any of your vested stock options for a period of two years after the Separation Date.
5. Expense Reimbursement. Within five (5) business days of the Separation Date, you agree to submit all final documented expense reimbursement statements reflecting all business expenses you incurred prior to and including the date hereof, if any, for which you seek reimbursement. The Company shall reimburse your expenses pursuant to Company policy and regular business practice.
6. Other Compensation and Benefits. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company. Nothwithstanding the foregoing, you will receive the unused amount of your accrued vacation time in the first regular pay cycle following your termination from the Company.
7. COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice of your COBRA rights following your Separation Date. In the event that you elect continued coverage under COBRA, the Company, as part of this Agreement, will pay your COBRA health insurance premiums at the same level of coverage that you elected prior to the Separation Date during the Severance Period. Thereafter, you shall be solely responsible for the payment of your COBRA premiums.
8. Return of Company Property. On or before March 30 2007, you shall return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, notebooks memoranda, correspondence drawings, books and record, plans and forecasts, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, tangible property, credit cards, entry cards, equipment, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof); and laptop computer and all computer related equipment.
9. Proprietary Information and Inventions Agreement. You acknowledge your continuing obligation to comply with your Employee Proprietary Information and

Inventions Agreement, a copy of which I attached hereto as Exhibit A. This includes all data gathered by the Company.
10. Nondisparagement. You agree that you will not at any time disparage the Company or its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company, its officers and directors likewise agree that it will not disparage you in any manner likely to be harmful to you, your business or personal reputation; provided that you shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.
11. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever. Notwithstanding the prohibition in the preceding sentence: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
12. Cooperation and Assistance. You and the Company agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any pending or future civil action of any kind against the Company, its officers or its directors; nor shall you induce or encourage any person or entity to do so. You and the Company agree that the foregoing sentence shall not prohibit you from testifying truthfully under subpoena. Further, if requested to do so by the Company, you agree to provide (voluntarily and without legal compulsion) reasonable cooperation (in light of your then professional activities) and accurate and complete information to the Company in connection with any litigation against the Company, its officers or its directors.
13. Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”). The Company hereby generally releases you from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. You and the Company agree to execute additional mutual general releases consistent with the terms herein as of the last date of your actual employment with the Company. Notwithstanding this agreement, the Company also acknowledges that your rights to indemnification as an officer of the Company remain unchanged and in effect.
14. No Admissions. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and it shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.
15. Arbitration. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum). Any arbitration proceeding pursuant to this Agreement shall be conducted by American Arbitration Association (“AAA”) in New York, under the then-existing AAA rules.
16. Entire Agreement. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supercedes any such promises or representations. This Agreement may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.
17. Successors and Assigns. This Agreement shall bind the heirs, personal representatives successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

18. Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.
19. Severability. If a court, arbitrator, or other authority of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired, and the invalid or unenforceable term or provision shall be replaced with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
20. Authority. You warrant and represent that there are no liens or claims of lien or assignments in law or equity of otherwise of or against any of the claims or causes of action released herein and that you are duly authorized to give the release granted herein.
21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
22. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Please confirm your agreement to the foregoing terms and conditions by signing and returning a copy of this letter to me.
Sincerely,
Jack Talley
President & Chief Executive Officer
Attachment:
Exhibit A — Employee Proprietary Information and Inventions Agreement
Having read the foregoing, I hereby agree to the terms and conditions stated above.

Dated:

Dov Elefant